Filed Pursuant to Rule 424(b)(3)
File Number 333-124806

PROSPECTUS SUPPLEMENT NO. 7
to our Prospectus dated August 18, 2005

BULLION RIVER GOLD CORP.

This Prospectus Supplement No. 7 supplements our Prospectus dated August 18, 2005 and the following supplements to that Prospectus: Prospectus Supplement No. 1 dated August 19, 2005, Prospectus Supplement No. 2 dated December 1, 2005, Prospectus Supplement No. 3 dated December 16, 2005, Prospectus Supplement No. 4 dated December 21, 2005, Prospectus Supplement No. 5 dated February 2, 2006, and Prospectus Supplement No. 6 dated February 16, 2006. The shares that are the subject of our Prospectus have been registered to permit their resale to the public by the selling stockholders named in our Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 6 together with our Prospectus and Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5 and Prospectus Supplement No. 6.

The table set forth in the Prospectus under the caption “Principal Stockholders” and the footnotes referenced thereto are hereby deleted and superseded in its entirety by the table set forth below:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(2)	Percent of Class(1)
common shares	Peter M. Kuhn	1,015,000	2.08%
	1325 Airmotive Way, Suite 325
	Reno, Nevada
	89502
common shares	Dan Graves	4,100	0.01%
	1325 Airmotive Way, Suite 325
	Reno, Nevada
	89502
common shares	Glenn Blachford	30,000	0.06%
	1325 Airmotive Way, Suite 325
	Reno, Nevada
	89502
common shares	Lester Knight	10,000	0.02%
	2220 Otay Lakes Rd. #502
	Chula Vista, CA 91915
common shares	Blue Velvet Capital	5,833,326	11.94%
	Ellen L. Skelton Building
	4th Floor, P.O. Box 3444
	Roadtown, Tortola, BVI
common shares	Elton Participation Group	5,600,000	11.47%
	c/o Morgan & Morgan Trust Corp. Ltd
	Pasea Estate, Road Town
	Tortola, BVI
common shares	Directors and Executive Officers (as a group)	1,059,100	2.17%

(1) Based on 48,840,375 common shares issued and outstanding as of the date of this Prospectus Supplement No. 7.
(2) The listed beneficial owner has no right to acquire any shares within 60 days of the date of this Prospectus Supplement No. 7 from options, warrants, rights, conversion privileges or similar obligations.

This Prospectus Supplement includes the attached Amendment No. 1 Current Report on Form 8-K/A of Bullion River Gold Corp. dated February 1, 2006, as filed by us with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “BLRV.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 1, 2006.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 19, 2006

Bullion River Gold Corp.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada
(STATE OR OTHER JURISDICTION OF
INCORPORATION OR ORGANIZATION)

0-20317 COMMISSION FILE NUMBER 1325 Airmotive Way, Suite 325, Reno, Nevada (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	88-0270266 (I.R.S. EMPLOYER IDENTIFICATION NUMBER) 89502 (ZIP CODE)

ISSUER’S TELEPHONE NUMBER: (775) 324-4881

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

AMENDMENT NO. 1 ON FORM 8-K/A

BULLION RIVER GOLD CORP.

March 1, 2006

Explanatory Note:

This Amendment No. 1 on Form 8-K/A is filed solely to revise the disclosures in the Bullion River Gold Corp. Form 8-K filed February 1, 2006 (the “Initial Filing”) regarding the number shares of Registrant’s Common Stock to be issued to Senator Minerals, Inc. pursuant to a certain option agreement. The other items and exhibits to the Initial Filing further remain unchanged and are not amended hereby.

Item 3.02  Unregistered Sales of Equity Securities.

Effective as of January 19, 2006, the Registrant entered into an option agreement with Senator Minerals, Inc. (“Senator”) to acquire two properties located in Nevada. In partial consideration for the options granted pursuant to such agreement, the Registrant agreed to issue 250,000 shares of its Common Stock to Senator. With respect to the issuance of such Common Stock, exemption from registration requirements is claimed under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation S promulgated thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 1, 2006

Bullion River Gold Corp.

/s/ Peter M. Kuhn
Peter M. Kuhn
Chief Executive Officer